SUPPLEMENT NO. 2 (To Prospectus Dated August 27, 2007)	Filed Pursuant to Rule 424(b)(7) File No. 333-145733
Archer-Daniels-Midland Company
$1,150,000,000 0.875% Convertible Senior Notes due 2014
     This Supplement No. 2 supplements our prospectus dated August 27, 2007 relating to the resale from time to time by certain selling securityholders of up to $1,150,000,000 principal amount of 0.875% Convertible Senior Notes due 2014 (the “notes”) and the shares of common stock issuable upon conversion of the notes. You should read this Supplement No. 2 in conjunction with the prospectus. This Supplement No. 2 is qualified by reference to the prospectus, except to the extent that the information in this Supplement No. 2 supersedes that information.
     The information appearing under the heading “Selling Securityholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following information:

		Number of Shares
		of Common Stock
	Principal Amount of
	Notes Beneficially
	Owned and Offered	Beneficially
Name	Hereby	Owned (1)	Offered Hereby (2)
Andrea Reimann-Ciardelli Revocable Trust (3)	$825,000	18,838.30	18,838.30
Baldwin Enterprises, Inc. (3)(4)	3,050,000	69,644.62	69,644.62
Banc of America Securities LLC (5)	6,443,000	147,121.39	147,121.39
Black River Commodity Select Fund Ltd.	12,000,000	274,011.60	274,011.60
Black River Convertible Bonds and Derivatives Fund Ltd.	12,000,000	274,011.60	274,011.60
CALAMOS Convertible Fund—CALAMOS Investment Trust (6)	7,350,000	167,832.11	167,832.11
Folksamerica Reinsurance Company (3)	6,325,000	144,426.95	144,426.95
Fund American Reinsurance Company, Ltd. (3)	1,325,000	30,255.45	30,255.45
Health Plan of Michigan (7)	130,000	2,968.46	2,968.46
Homeland Insurance Company of New York (3)	2,750,000	62,794.33	62,794.33
JPMorgan Securities, Inc. (4)(5)	11,525,000	263,165.31	263,165.31
KBC Financial Products USA Inc. (5)(8)	50,860,000	1,161,352.50	1,161,352.50
Koch Industries, Inc. Master Pension Trust (7)	455,000	10,389.61	10,389.61
Lancashire Insurance Company, Ltd. (3)	3,000,000	68,502.90	68,502.90
Montpelier Re Holdings, Ltd. (3)	4,450,000	101,612.64	101,612.64
Nuveen Multi-Strategy Income & Growth Fund #1	900,000	20,550.87	20,550.87
Nuveen Multi-Strategy Income & Growth Fund #2	1,250,000	28,542.88	28,542.88
OneBeacon America Insurance Co. (3)	6,700,000	152,989.81	152,989.81
OneBeacon Insurance Co. (3)	12,400,000	283,145.32	283,145.32
OneBeacon Insurance Savings Plan—Equity 401K (3)	2,575,000	58,798.32	58,798.32
OneBeacon Insurance Savings Plan—Fully Managed (3)	1,700,000	38,818.31	38,818.31
OneBeacon Pension Plan (3)	6,300,000	143,856.09	143,856.09
Pennsylvania General Insurance Co. (3)	3,550,000	81,061.77	81,061.77
Prospector Summit Fund, L.P. (3)	1,675,000	38,247.45	38,247.45
Symetra Financial Corp. (3)(4)	2,075,000	47,381.17	47,381.17
Symetra Life Insurance Company (3)(4)	3,500,000	79,920.05	79,920.05
The Dow Chemcial Company Employees’ Retirement Plan (6)	2,700,000	61,652.61	61,652.61
The Northern Assurance Co. of America (3)	1,800,000	41,101.74	41,101.74
Union Carbide Employees Pension Plan (7)	2,700,000	61,652.61	61,652.61

(1)	Assumes for each $1,000 in principal amount of the notes a maximum of 22.8343 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of the Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 22.8343 shares of our common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of the Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	John D. Gillespie is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(4)	The selling securityholder is an affiliate of a broker-dealer.

(5)	The selling securityholder is a broker-dealer. Certain broker-dealers have acted in the past and may act in the future as underwriters or initial purchasers of our securities. Banc of America Securities LLC and JPMorgan Securities, Inc. were both initial purchasers of the notes.

(6)	Nick Calamos is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(7)	Gene Pretti is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(8)	The securities are under the total control of KBC Financial Products USA Inc. KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.
     Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, other than as described in footnote 5. None of the selling securityholders listed above owned 1% or more of our outstanding common stock either before or after this offering.
     Selling securityholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act. To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.
     Information concerning the selling securityholders may change from time to time and any changed information will be set forth in additional supplements to the prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, are subject to adjustment under certain circumstances.
     See “RISK FACTORS” beginning on page 4 of the prospectus for information you should consider before buying any securities hereunder.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement or the prospectus. Any representation made to the contrary is a criminal offense.
The date of this supplement is December 21, 2007.